Exhibit 99.1

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FOR IMMEDIATE RELEASE

American Express and ICBC Announce the Completion of ICBC Shares Transfer

Through a Private Sale

April 28, 2009 — American Express has sold its 638,061,116 ICBC H shares of Industrial and Commercial Bank of China (ICBC) to a select group of investors through a private sale. The shares represent the H-shares that become free from lock up today.

American Express continues to hold 638,061,117 H shares in ICBC. Pursuant to the Shareholder Rights Agreement between ICBC and American Express, the lock-up period for the remaining H-shares held by American Express will expire on October 20, 2009.

For further information about this transaction, please see the Form 8-K to be filed by American Express with the Securities and Exchange Commission.

ICBC

ICBC is the largest wholesale and retail bank in China by assets and deposits and is a market leader in many business areas including corporate and personal loans, deposits, mortgages, e-banking, custodian services and inter-bank clearing. It provides a wide range of commercial banking services to corporate and individual customers. ICBC has approximately 16,000 outlets and employs 382,000 people across China. It had total assets of RMB 10.98 trillion at the end of March, 2009.

American Express

American Express Company is a leading global payments and travel company founded in 1850. For more information, visit www.americanexpress.com.

Press Contacts:

ICBC	Media contacts	(86) 10 6610 8063
	Investor Relations	(86) 10 6610 8608

American Express	Media Contact
	Joanna Lambert	(1) 212 640 9668

Investor Relations
	Alex Hopwood	(1) 212 640 5495